UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2007

BLUEGATE CORPORATION
(Exact name of registrant as specified in its Charter)

Nevada	000-22711	76-0640970
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

701 North Post Oak, Road, Suite 600, Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number,
Including Area Code: (713) 686-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

In March 2007, we issued an option to purchase 50,000 shares of our common stock at an exercise price of $0.82 per share to an employee. The option had a market value of $40,868 on the date of grant, vested immediately and expires in March 2012. We expensed $40,868 during the quarter ended March 31, 2007 related to this option.  This transaction was made in reliance upon exemptions from registration under Section 4(2) of the Securities Act. Each certificate issued for unregistered securities contained a legend stating that the securities have not been registered under the Securities Act and setting forth the restrictions on the transferability and the sale of the securities.

During March 2007, we issued 400,000 shares of stock, warrants for 400,000 shares of our common stock at an exercise price of $0.75 per share and warrants for 200,000 shares of our common stock at an exercise price of $1.00 per share, for cash consideration of $200,000 in connection with a private placement. These transactions were made in reliance upon exemptions from registration under Section 4(2) of the Securities Act. Each certificate issued for unregistered securities contained a legend stating that the securities have not been registered under the Securities Act and setting forth the restrictions on the transferability and the sale of the securities. These transactions did not involve a public offering. The investors were knowledgeable about our operations and financial condition. The investors were accredited investors as defined in Regulation D and had knowledge and experience in financial and business matters that allowed them to evaluate the merits and risk of receipt of these securities.

In March 2007, we issued 100,000 shares of common stock to a consultant for services rendered. The common stock had a market value of $85,000 on the date of issuance. We expensed $85,000 in quarter ending March 31, 2007 related to this transaction. This transaction was made in reliance upon exemptions from registration under Section 4(2) of the Securities Act. Each certificate issued for unregistered securities contained a legend stating that the securities have not been registered under the Securities Act and setting forth the restrictions on the transferability and the sale of the securities.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEGATE CORPORATION
(signed) _____________________________
Date: April 3, 2007	/s/ Charles Leibold
Charles Leibold
Chief Financial Officer